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                                                                      EXHIBIT 11


                                SAFETY 1ST, INC.
                               PRIMARY NET INCOME
                           PER SHARE AND FULLY DILUTED
                              NET INCOME PER SHARE



                                                          Three Months Ended
                                                               March 31,
                                                          1995           1996
NET INCOME PER SHARE

    Net income available for common
    shares and common stock equivalent shares
    deemed to have dilutive effect                     $2,105,039     $1,704,018

    Primary net income per share                       $      .29     $      .24

SHARES USED IN COMPUTATION

    Weighted average common shares
    outstanding                                         7,109,593      7,150,616
    Common stock equivalents - stock options              121,810         21,713

    Total common shares and common stock
    equivalent shares deemed to have a
    dilutive effect                                     7,231,403      7,172,329

FULLY DILUTED NET INCOME PER SHARE

    Net income available for common
    shares and common stock equivalent
    shares deemed to have a dilutive
    effect                                             $2,105,039     $1,704,018

    Fully diluted net income per share                 $      .29     $      .24

SHARES USED IN COMPUTATION

    Total common shares and common stock
    equivalent shares deemed to have a
    dilutive effect                                     7,109,593      7,150,616
    Common stock equivalents - stock options              108,352         27,332

    Total                                               7,217,945      7,177,948



    Note: The net income per share computation presented in the condensed statement of income does not reflect common stock equivalents, as the dilutive effect is less then 3%.